                                                                     Exhibit 4.2

        ================================================================


                           WEIRTON STEEL CORPORATION

                                      AND

                             BANKERS TRUST COMPANY,

                                   as Trustee

                         SECOND SUPPLEMENTAL INDENTURE

                          DATED AS OF AUGUST 12, 1996

                         11 1/2% Senior Notes Due 1998

             Supplementing the Indenture Dated as of March 1, 1993,

                  as amended by a First Supplemental Indenture
                           dated as of July 25, 1995

       =================================================================

                  THIS SECOND SUPPLEMENTAL INDENTURE, dated as of August 12, 1996 (the "Second Supplement"), is between Weirton Steel Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer"), and Bankers Trust Company, a New York banking corporation, as trustee (the "Trustee").

                             RECITALS OF THE ISSUER

                  WHEREAS, the Issuer has issued its 11 1/2% Senior Notes due 1998 (the "Securities"), pursuant to the terms of the Indenture dated as of March 1, 1993, between the Issuer and the Trustee, as amended and supplemented by a First Supplemental Indenture dated as of July 25, 1995 (as so amended and supplemented, the "Original Indenture"); and

                  WHEREAS, the Issuer and the Trustee have executed and delivered a First Supplemental Indenture dated as of July 25, 1995 amending the Original Indenture (the "First Supplement"); and

                  WHEREAS, Section 7.1 of the Original Indenture provides for the execution and delivery by the Issuer and, subject to the provisions of
Section 7.4 of the Original Indenture, by the Trustee, of one or more supplemental indentures, without the consent of the holders of the Securities, for the purposes specified therein; and

                  WHEREAS, such purposes include, inter alia, "to make such other provisions in regard to matters or questions arising under [the Original] Indenture or under any supplemental indenture as the Board of Directors may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Securities"; and

                  WHEREAS, the Board of Directors of the Issuer deems it desirable to permit its Subsidiaries to issue Preferred Stock to the Issuer and to wholly owned Subsidiaries of the Issuer; and


                  WHEREAS, the supplementing of Section 3.9 of the Original Indenture as set forth in this Second Supplement does "not adversely affect the interests of the holders of the Securities"; and

                  WHEREAS, all things necessary to make this Second Supplement, when executed and delivered by the Trustee, the valid agreement of the Issuer in accordance with its terms have been done.

                  NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

                  SECTION 1.1 DEFINITIONS. Except as otherwise expressly provided herein, all capitalized words and terms used herein shall have the respective meanings ascribed thereto in the Original Indenture.

                  SECTION 1.2 AMENDMENT OF ORIGINAL INDENTURE. The first paragraph of Section 3.9 of the Original Indenture, is hereby further amended and restated in its entirety to read as follows (corrective language is indicated in italics for convenience of reference):

                               SECTION 3.9  LIMITATIONS ON Indebtedness.  The
     Issuer will not, and will not permit any Subsidiary to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, or permit any Subsidiary to issue any Preferred Stock other than Preferred Stock that is issued to and held by the Issuer or a wholly owned Subsidiary of the Issuer (so long as the Issuer or a wholly owned Subsidiary of the Issuer owns such Preferred Stock); PROVIDED the Issuer may incur, and may permit any Subsidiary to incur, Indebtedness (including Acquired Indebtedness) if (a) at the time of such event and after giving effect thereto, on a PRO FORMA basis, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for the four fiscal quarters immediately preceding such event for which financial information is available consistent with the Issuer's prior practice, taken as one period and calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related acquisition (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such PRO FORMA calculation, would have been greater than
     1.75 to 1, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

                           SECTION 1.3 CONSTRUCTION WITH ORIGINAL INDENTURE.
All of the covenants, agreements and provisions of this Second Supplement shall be deemed to be and construed as part of the Original Indenture and vice versa to the same extent as if fully set forth verbatim therein and herein and shall be fully enforceable in the manner provided in the Original Indenture. Except as provided in this Second Supplement, the Original Indenture shall remain in full force and effect and the terms and conditions thereof are hereby confirmed.

         SECTION 1.4 CONFLICT WITH TRUST INDENTURE ACT OF 1939. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern the Original Indenture or this Second Supplement, the latter provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplement as so modified or to be excluded, as the case may be.

         SECTION 1.5 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         SECTION 1.6 SEPARABILITY CLAUSE. In case any provision in this Second Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fully extent permitted by law.

         SECTION 1.7 BENEFITS OF SECOND SUPPLEMENT AND ORIGINAL INDENTURE. Nothing in this Second Supplement or the Original Indenture or in the Securities, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Second Supplement or the Original Indenture. Neither this Second Supplement nor the Original Indenture may be used to interpret another indenture, loan agreement or debt agreement of the Issuer or any of its Subsidiaries. No such other indenture or loan or debt agreement may be utilized to interpret this Second Supplement or the Original Indenture.

                  SECTION 1.8 GOVERNING LAW. This Second Supplement shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, except as may otherwise be required by mandatory provisions of law.

                  SECTION 1.9. INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS OF ISSUER EXEMPT FROM INDIVIDUAL LIABILITY. No recourse under or upon any obligation, covenant or agreement contained in this Second Supplement shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

                  SECTION 1.10 COUNTERPARTS. This Second Supplement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                  SECTION 1.11 EFFECTIVENESS. This Second Supplement shall become effective in accordance with the provisions of Article Seven of the Original Indenture.

                  SECTION 1.12 NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Second Supplement. The recitals contained herein shall be taken as statements of the Issuer and the Trustee accepts no responsibility for their correctness.

                  IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                        WEIRTON STEEL CORPORATION

                                        /s/ DAVID L. ROBERTSON
                                        ----------------------------------
                                        By:  David L. Robertson
                                        Title: Executive Vice President-
                                               Human Resources and
                                               Corporate Law

Attest:

    /s/ WILLIAM R. KIEFER
- ---------------------------------
By:     William R. Keifer
Title:  Vice President-Law
        and Secretary

                                        BANKERS TRUST COMPANY, as Trustee

                                        /s/ JACQUELINE M. BARTNICK
                                        ----------------------------------
                                        By:  Jacqueline M. Bartnick
                                        Title: Assistant Vice President

Attest:

  /s/ KEVIN WEEKS
- ---------------------------------
By: Kevin Weeks
Title: Assistant Treasurer